Exhibit 10.52
Certain information (marked as [***]) has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Eleventh Amendment
To
Wholesale Product Purchase Agreement

This Eleventh Amendment to Wholesale Product Purchase Agreement (this “Eleventh Amendment”) is made as of the date the last Party executes this Eleventh Amendment (the “Amendment Effective Date”), by and between Priority Healthcare Distribution, Inc., doing business as CuraScript SD Specialty Distribution, a Florida corporation having offices at 255 Technology Park, Lake Mary, Florida 32746, (“Distributor”), and United Therapeutics Corporation (“UT”), a Delaware public benefit corporation having offices at 1040 Spring Street, Silver Spring, Maryland. Distributor and UT are each referred to in this Agreement as a “Party,” collectively, the “Parties.”
Whereas, the Parties entered into that certain Wholesale Product Purchase Agreement (as amended, the “Agreement”), dated as of January 1, 2018, providing for the distribution of Remodulin® (treprostinil) Injection (“Remodulin”), among other products;
Whereas, many patients administer Remodulin subcutaneously using an infusion system known as the CADD MS®3 Pump (the “Pump”) and associated CADD MS®3 Syringe/Cartridges;
Whereas, the manufacturer of the Pumps and CADD MS®3 Syringe/Cartridges, Smiths Medical ASD, Inc. (“Smiths”), announced the discontinuation of the manufacture and sale of the Pumps and CADD MS®3 Syringe/Cartridges;
Whereas, UT has secured rights to sell UTC 3 mL Medication Cartridges, in addition to and in lieu of the discontinued CADD MS®3 Syringe/Cartridges for use with the Pump, which UT is willing to sell to Distributor under the terms and conditions of the Agreement, as amended hereby; and
Whereas, the Parties now wish to amend the Agreement to appoint Distributor as a non-exclusive distributor of UTC 3 mL Medication Cartridges on the terms and conditions contained in the Agreement, as amended hereby.
Now therefore, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Exhibit A to the Agreement is hereby deleted in its entirety and is replaced with the Exhibit A attached to this Eleventh Amendment.
2.The first clause in Section 1.16 is hereby deleted in its entirety and is replaced with the following:
1.16    Cartridges. The following additional terms apply to CADD MS®3 Syringe/Cartridges and UTC 3 mL Medication Cartridges (each, a “Cartridge” and collectively, “Cartridges”):
3.Section 4.2 of the Agreement is deleted in its entirety and replaced with the following:
4.2     Notwithstanding anything to the contrary in this Agreement, Distributor shall not sell its Product-related data, which may include Product purchasing, sales, or inventory data, to third parties (e.g., IQVIA, Symphony Health, or NDC).
4.Attachment A, referenced in Section 1.16(b), is deleted in its entirety and replaced with the Attachment A attached to this Eleventh Amendment.
5.Section 2.1(a) (Product Price) is hereby deleted in its entirety and is replaced with the following:
(a)Product Price. The price Distributor will pay UT for Products listed in EXHIBIT A, except for any Cartridge, shall be the WAC price in effect at the time UT receives a Purchase Order from Distributor (the "Product Price"). For the Cartridges listed in EXHIBIT A, the Product Price Distributor will pay UT is the List Price as established by UT and communicated to Distributor in writing. For purposes of this Agreement, "Product Purchase Price," means the Product Price less any Product discount extended to Distributor by UT; and "WAC" means a Product's wholesaler list price as established by UT in its sole discretion and published by a nationally recognized third-party pharmaceutical price reporting publication (e.g., First Data Bank or Medi-Span) in accordance with accepted industry practice. WAC is subject to change by UT, and the List Price for cartridges is subject to change by UT upon written notice. WAC does not include the net effect of discounts from invoice price, rebates, chargebacks, administrative fees, and other cost adjustments, which can affect the actual cost to each purchaser.
1.Section 5.1(c) (Compliance With Drug Distribution Laws) is hereby amended by adding the following to the end of the paragraph:
Further, UT shall use commercially reasonable efforts to provide serialization information (1) at the cartons level in which they are packed, and (2) the cases and pallets at an aggregate level per pallet.
2.The first paragraph of Section III in Exhibit B, is hereby deleted in its entirety and is replaced with the following:
Distributor will provide the Services as set forth in Section I of this EXHIBIT B, and UT in return agrees to pay a Service Fee of [***] basis points multiplied by the WAC for all Products (except for Cartridges) purchased by each of Distributor's customers, net returns. For the Cartridges, UT agrees to pay a Service Fee of [***] basis points multiplied by the Product Price for such Cartridge purchased by each of Distributor's customers, net returns. Distributor will invoice UT monthly for this [**] basis points Service Fee.*
3.Exhibit E to the Agreement shall be amended to add UTC 3 mL Medication Cartridges to the data layout/requirements.
4.Except as amended and supplemented hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect and apply hereto.
In witness whereof, each of the undersigned, duly authorized, has executed this Eleventh Amendment, effective as of the Amendment Effective Date.

Priority Healthcare Distribution, Inc. By: _/s/Michael Hughes___________________ Print Name: Michael Hughes Title: Managing Director Date: _10/20/2023_________________________	United Therapeutics Corporation By: __/s/ Kevin Gray_____________________ Print Name: Kevin Gray Title: SVP, Strategic Operations Date: __07-Nov-2023 3:53:20 PM EST__________

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